Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2020 FIRST-QUARTER RESULTS

MONROE, Mich., August 20, 2019—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2020 first quarter ended July 27, 2019.

Fiscal 2020 first quarter versus Fiscal 2019 first quarter:

•                  Consolidated sales for the first quarter increased 7.5% to $413.6 million

•                  La-Z-Boy Furniture Galleries® stores:

•                  Written same-store sales for the La-Z-Boy Furniture Galleries® network increased 4.7%

•                  Delivered same-store sales for company-owned Retail segment increased 3.5%

•                  Consolidated sales include the impact of Joybird and the nine Arizona La-Z-Boy Furniture Galleries® stores acquired in fiscal August 2018

•                  Consolidated operating margin:

•                  GAAP: 5.7% versus 6.0%

•                  Non-GAAP*: 6.3% versus 6.1%

•                  Net income attributable to La-Z-Boy Incorporated per diluted share (“EPS”):

•                  GAAP:  $0.38 versus $0.39

•                  Non-GAAP*: $0.42 versus $0.39, with fiscal 2020 excluding $0.02 for purchase accounting and a $0.02 charge related to the company’s recently announced supply chain optimization initiative

•                  Cash generated from operating activities was $19.3 million; the company returned $18.4 million to shareholders through share purchases and dividends

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Our results for the quarter demonstrate the strength of the La-Z-Boy brand within today’s challenging home furnishings environment, as well as the power of our world-class supply chain. Our company-owned Retail segment delivered strong sales momentum and also nearly doubled operating profit.  The broader La-Z-Boy Furniture Galleries® network posted increases in first-quarter written same-store sales on a one-, two-, and three-year basis.  In addition, our wholesale Upholstery segment turned in a GAAP operating margin of 9.0%, even with sales challenged for our England subsidiary and international businesses.”

Consolidated sales in the first quarter of fiscal 2020 increased 7.5% to $413.6 million, driven by strong Retail performance, including organic growth and sales from the Arizona-based La-Z-Boy Furniture Galleries® stores, acquired in August 2018, as well as sales from Joybird, acquired in fiscal August 2018. Consolidated GAAP operating margin was 5.7% versus 6.0% in the prior-year quarter.  Non-GAAP operating margin increased to 6.3% in the current-year quarter versus 6.1% in last year’s first quarter, reflecting improvement in our Upholstery and Retail segments, offset partially by the impact of the company’s evolving business mix.  Non-GAAP results exclude $1.3 million of purchase accounting charges and a $1.5 million charge for severance related to the company’s supply chain optimization initiative announced earlier in August 2019.

For the quarter, sales in the company’s Upholstery segment were flat at $293.4 million, primarily reflecting challenges in the company’s England subsidiary and the international businesses.   GAAP operating margin improved to 9.0% from 8.1% in last year’s first quarter, and non-GAAP operating margin increased to 9.5% versus 8.2% in last year’s first quarter, excluding a $1.5 million charge for severance related to the supply chain optimization initiative in fiscal 2020 Q1 and $0.1 million of purchase accounting charges in fiscal 2019 Q1.  Operating margin improved primarily due to lower commodity costs and supply chain efficiencies.  In the Casegoods segment, sales decreased 4.4% to $27.1 million and operating margin was 9.6% compared with 10.9% in the prior-year period, also reflecting challenging trends in the non-branded furniture environment.

Sales in the Retail segment increased 19.9% to $143.0 million in the first quarter of fiscal 2020 on growth from the core-base stores, and $18.9 million of sales from recent acquisitions, primarily the Arizona stores.  GAAP operating margin for the Retail segment improved to 5.9% from 3.7% in last year’s first quarter. Non-GAAP operating margin increased to 6.0% in the current-year quarter from 3.8% in last year’s first quarter, and excluded purchase accounting charges in each period related to store acquisitions.  Operating margin improvement was driven by leveraging fixed costs on higher sales volume.  On the core base of 143 company-owned stores in last year’s first quarter, strong execution at the store level, including a higher average ticket and improved conversion, fueled a delivered same-store sales increase of 3.5%.

In the Corporate & Other segment, Joybird, an e-Commerce retailer and manufacturer, acquired in fiscal August 2018, contributed $17.2 million in sales, but posted a larger operating loss than in the prior three quarters of ownership, due to seasonality and integration timing. The company continues to be optimistic about Joybird’s prospects to add long-term value and expects it to be profitable by the back half of fiscal 2020, excluding purchase accounting adjustments.

GAAP EPS was $0.38 for the fiscal 2020 first quarter versus $0.39 in the prior-year quarter. The fiscal 2019 first-quarter results included a benefit of $0.03 per share for currency changes. Non-GAAP EPS was $0.42 versus $0.39 in last year’s first quarter, with the fiscal 2020 first quarter excluding $0.02 per share for purchase accounting and a $0.02 per share charge related to the company’s recently announced supply chain optimization initiative.

Balance Sheet and Cash Flow

For the first quarter, the company generated $19.3 million in cash from operating activities, and ended the quarter with $113.6 million in cash, cash equivalents, and restricted cash, and $32.9 million in investments to enhance returns on cash. During the period, the company invested $12.3 million in the business through capital expenditures, paid $6.1 million in dividends, and spent $12.3 million purchasing 0.4 million shares of stock in the open market under its existing authorized share purchase program, leaving 5.5 million shares of purchase availability in the program. Additionally, the company adopted the new leasing standard required by the FASB, which resulted in an increase in assets and liabilities of $314 million.

Outlook

Darrow concluded, “The home furnishings environment remains somewhat challenging amid tariff uncertainty and other geopolitical concerns.  Against that backdrop, however, we continue to believe La-Z-Boy is competitively well positioned with a strong brand; multi-channel distribution, including a growing retail business; and a world-class supply chain, which we continue to work to optimize.  Additionally, we are optimistic about the long-term growth prospects for Joybird as our eCommerce strategy and business continue to evolve.  Our balance sheet remains healthy and we are making prudent investments to deliver long-term performance for all stakeholders.”

*Non-GAAP amounts for the first quarter of fiscal 2020 exclude pre-tax purchase accounting charges totaling $1.5 million, or $0.02 per diluted share, with $1.3 million included in operating income and $0.2 million included in interest expense. Also excluded from our Non-GAAP results is a pre-tax charge of $1.5 million, or $0.02 per diluted share, related to the company’s supply chain optimization initiative, including the closure of the company’s Redlands, California upholstery manufacturing facility and relocation of its Newton, Mississippi leather cut-and-sew operations. Non-GAAP amounts for the first quarter of fiscal 2019 exclude pre-tax purchase accounting charges of $0.1 million, all included in operating income, which did not impact EPS for the period.

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating Non-GAAP measures used in this press release and a reconciliation to the applicable GAAP measure.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 21, 2019, at 8:30 a.m. eastern time. The toll-free dial-in number is 844.602.0380; international callers may use 862.298.0970.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 52647. The webcast replay will be available for one year.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of bilateral and multilateral trade agreements impacting our business; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2019 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission  (the “SEC”). We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 352 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 554 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, each of which exclude purchase accounting charges and charges for our supply chain optimization initiative. The purchase accounting charges may include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. The charges for our supply chain optimization initiative may include severance costs, accelerated depreciation expense, costs to relocate equipment and inventory, as well as other costs related to the closure and relocation of certain manufacturing operations. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures excluding purchase accounting charges and charges for the company’s supply chain optimization initiative will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, the charges related to the company’s supply chain optimization initiative are dependent on the timing, size, number and nature of the operations being moved or closed, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these charges facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of

GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

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